EXHIBIT 99.1


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NEWS RELEASE                                                      April 7, 2011

         FSI Announces First Quarter 2011 Revenue 29% Above 2010 Period

VICTORIA, BRITISH COLUMBIA, April, 7, 2011 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable and environmentally safe water and energy conservation technologies, as well as oil field anti-scalant, detergent, water and agricultural technology. Today the Company announces a significant year over year increase in revenues for First Quarter (Q1), 2011.

Sales into oil extraction, agriculture and detergent industries were much higher than in Q1, 2010. As a result, Flexible Solutions' top line revenue increased from $3.38million (Q1, `10) to $4.36 million (Q1, `11), up 29% year over year.

The largest driver of FSI's sales growth was agricultural sales. The product is used to increase fertilizer availability to crops giving higher yields with no increase in the amount of fertilizer used.

CEO Dan O'Brien states, "This quarter's revenue confirms our strategy of increased focus on sales into the agriculture market. World crop prices are very strong, resulting in greater interest in ways to increase yields. We will further our efforts in agriculture with the expectation of continued growth." Mr. O'Brien adds, "It is also worth noting that this quarter is the first quarter that FSI has achieved revenue above $4 million."

About Flexible Solutions International
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and, further results in reduced indoor humidity. The Company's Ecosavr product targets the residential swimming pool market. The Company's Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
                615 Discovery Street, Victoria, BC V8T 5G4 CANADA
                                Company Contacts

                                                                     Jason Bloom
                                                              Tel:  250.477.9969
                                                        Toll Free:  800.661.3560
                                                               Fax: 250.477.9912
                                               Email: info@flexiblesolutions.com

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To find out more  information  about Flexible  Solutions and our products please visit www.flexiblesolutions.com